Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services, Inc. Reports

Second Quarter 2022 Results

BATON ROUGE, Louisiana -- (July 28, 2022) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”, the “Company”) today announced results for the second quarter ended June 30, 2022, including records for rental revenue and gross profit, consolidated gross profit and margin, and earnings before interest, taxes depreciation and amortization ("EBITDA") margin. On October 1, 2021, the Company sold its crane business, (the “Crane Sale”). All results and comparisons for the periods reported are presented on a continuing operations basis with the Crane Sale reported as discontinued operations in certain statements and schedules accompanying this report.

SECOND QUARTER 2022 SUMMARY

•
Revenues increased 10.9% to $294.7 million compared to $265.7 million in the second quarter of 2021.
•
Net income was $27.9 million compared to $12.3 million in the second quarter of 2021. The effective income tax rate was 26.8% compared to 28.2% in the second quarter of 2021.
•
Adjusted EBITDA totaled $121.9 million, an increase of 28.8% compared to $94.6 million in the second quarter of 2021, resulting in a margin of 41.4% of revenues compared to 35.6% in the second quarter of 2021.
•
Total equipment rental revenues were $227.6 million, an increase of $52.0 million, or 29.6%, compared to $175.6 million in the second quarter of 2021. Rental revenues were $201.2 million, an increase of $44.0 million, or 28.0%, compared to $157.2 million in the second quarter of 2021.

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H&E Equipment Services Reports Second Quarter 2022 Results

July 28, 2022

•
Used equipment sales decreased 47.4% to $18.8 million compared to $35.8 million in the second quarter of 2021. Margins improved to 47.6% compared to 36.7% in the second quarter of 2021.
•
New equipment sales totaled $21.5 million, a decrease of 22.2% when compared to $27.6 million in the second quarter of 2021.
•
Gross margin improved to 44.9% compared to 37.6% in the second quarter of 2021.
•
Total equipment rental gross margins were 48.6% compared to 41.7% in the second quarter of 2021. Rental gross margins were 53.7% compared to 46.6% over the same period of comparison.
•
Average time utilization (based on original equipment cost) was 73.2% compared to 68.7% in the second quarter of 2021. The Company’s rental fleet, based on original acquisition cost, closed the second quarter of 2022 at just over $2.0 billion, an increase of $228.2 million, or 12.8%, compared to the second quarter of 2021.
•
Average rental rates increased 9.4% when compared to the second quarter of 2021, and 3.5% when compared to the first quarter of 2022.
•
Dollar utilization improved to 40.9% compared to 35.9% in the second quarter of 2021.
•
Average rental fleet age on June 30, 2022, was 41.2 months compared to an industry average age of 53.6 months.
•
Paid regular quarterly cash dividend of $0.275 per share of common stock.

"Our excellent second quarter financial performance showed the continuation of robust fundamental activity across our industry and significant progress toward our 2022 growth initiatives," noted Brad Barber, Chief Executive Officer of H&E Equipment Services, Inc. Mr. Barber continued, "Rental revenues were 28.0% better than the same quarter in 2021 and improved 13.6% on a sequential quarterly basis. This strong growth led to further appreciation in our rental gross margin, to 53.7%, or 380 basis points ahead of the previous quarter in 2022. This improvement in financial metrics was driven by enhanced contribution from both rental rates and utilization. Rental rates closed the quarter at an impressive 9.4% better than the year-ago quarter and showed a 3.5% gain over the first quarter of 2022. In addition, with high demand for our rental fleet, average physical utilization closed the quarter at 73.2%, or 450 and 280 basis points better when compared to the second quarter of 2021 and the previous quarter in 2022, respectively. We also grew our fleet, closing the quarter with a fleet original equipment cost ("OEC") of just over $2.0 billion, representing a record level for H&E. These results included a gross investment of $215.6 million since the close of 2021. Finally, the combination of excellent industry conditions and strong operational and strategic execution contributed to record Adjusted EBITDA in the quarter of $121.9 million, while our Adjusted EBITDA margin improved to 41.4%, or 580 basis points better than the same quarter in 2021 and 340 basis points ahead on a sequential quarterly basis."

Commenting on current business conditions for the equipment rental industry, Mr. Barber stated, "Non-residential construction opportunities are plentiful across our regions of operation with no visible trends that suggest construction project delays or cancellations. Demand for our rental fleet remains strong, and current customer feedback suggests favorable conditions should persist as we address the seasonal strength of our business cycle. Also, it is encouraging to see key leading indicators of construction activity remaining at levels that support expansion. Under the prevailing business conditions, healthy utilization levels should continue for the balance of the year with additional improvement in rental rates expected."

Mr. Barber closed with an update on the Company's 2022 strategic growth initiatives, saying, "In a business environment characterized by exceptional equipment demand, supply chain disruptions remain an inconvenient but temporary reality of our industry and continue to hinder

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H&E Equipment Services Reports Second Quarter 2022 Results

July 28, 2022

the timely delivery of a portion of our equipment orders. Due to the inability of certain manufacturing partners to meet their commitments to our fleet investment for the year, we will reduce our planned capital expenditures by continuing to slow our fleet sales over the balance of 2022. Following this action, which is expected to result in a revised gross fleet expenditure of approximately $465 million to $500 million, we anticipate no change in our year-end OEC when compared to our initial internal expectation for the year. With regards to our branch expansion initiative, we remain confident in achieving our goal of no fewer than 10 additions in 2022. Four new branches were added through the first six months of the year, including our latest operation in Lakeland, Florida, which represents our ninth location in the state."

FINANCIAL DISCUSSION FOR SECOND QUARTER 2022

Revenue

Total revenues improved to $294.7 million, or 10.9%, in the second quarter of 2022 from $265.7 million in the second quarter of 2021. Total equipment rental revenues of $227.6 million improved 29.6% compared to $175.6 million in the second quarter of 2021. Rental revenues of $201.2 million increased 28.0% compared to $157.2 million in the second quarter of 2021. Used equipment sales of $18.8 million decreased 47.4% compared to $35.8 million in the second quarter of 2021. New equipment sales of $21.5 million declined 22.2% compared to $27.6 million in the same quarter of 2021. Parts sales of $16.2 million declined 4.2% when compared to the second quarter of 2021, while service revenues of $8.9 million improved 10.3% over the same period of comparison.

Gross Profit

Gross profit of $132.3 million in the second quarter of 2022 increased 32.6% compared to $99.8 million in the second quarter of 2021. Gross margin improved to 44.9% for the second quarter of 2022 compared to 37.6% for the same quarter in 2021. On a segment basis, gross margin on total equipment rentals was 48.6% in the second quarter of 2022 compared to 41.7% in the second quarter of 2021. Rental margins were 53.7% compared to 46.6% over the same period of comparison. On average, rental rates in the second quarter of 2022 were 9.4% better than rates in the second quarter of 2021. Time utilization (based on original equipment cost) was 73.2% in the second quarter of 2022 compared to 68.7% in the second quarter of 2021. Gross margins on used equipment sales improved to 47.6% in the second quarter of 2022 compared to 36.7% in second quarter of 2021. Gross margins on new equipment sales were 15.0% in the second quarter of 2022 compared to 12.3% over the same period of comparison. Gross margins on parts sales were 26.8% in the second quarter of 2022, unchanged from the second quarter of 2021, while gross margins on service revenues were 64.6% compared to 68.0% over the same period of comparison.

Rental Fleet

The original acquisition cost of the Company’s rental fleet as of June 30, 2022, was just over $2.0 billion, representing an increase of $228.2 million, or 12.8%, from the end of the second quarter of 2021. Dollar utilization for the second quarter of 2022 improved to 40.9% compared to 35.9% in the second quarter of 2021.

Selling, General and Administrative Expenses

Selling, General, and Administrative ("SG&A") expenses for the second quarter of 2022 were $82.7 million, an increase of $12.0 million, or 16.9%, compared to $70.7 million in the second quarter of 2021. The higher expenses were primarily due to an increase in employee salaries, wages, and incentive compensation related to increased profitability, and headcount, payroll taxes and related employee costs. In addition, higher facilities expenses and professional fees contributed to the rise in costs. SG&A expenses in the second quarter of 2022 as a percentage of total revenues were 28.1% compared to 26.6% in the second quarter of 2021. Approximately

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H&E Equipment Services Reports Second Quarter 2022 Results

July 28, 2022

$2.2 million of SG&A expenses in the second quarter of 2022 were attributable to new branches opened since the second quarter of 2021.

Income from Operations

Income from operations for the second quarter of 2022 was $50.7 million, or 17.2% of revenues, compared to $29.7 million, or 11.2% of revenues, in the second quarter of 2021.

Interest Expense

Interest expense was $13.5 million for the second quarter of 2022, essentially unchanged from the second quarter of 2021.

Net Income

Net income in the second quarter of 2022 was $27.9 million, or $0.76 per diluted share, compared to net income in the second quarter of 2021 of $12.3 million, or $0.34 per diluted share. The effective income tax rate for the second quarter of 2022 was 26.8% compared to an effective income tax rate of 28.2% in the same quarter of 2021.

Adjusted EBITDA

Adjusted EBITDA in the second quarter of 2022 increased to $121.9 million, representing 41.4% of revenues, compared to $94.6 million, or 35.6% of revenues, in the same quarter of 2021.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures (EBITDA, Adjusted EBITDA, and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below. Please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2022, for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss second quarter 2022 results today, July 28, 2022, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on July 28, 2022, and will continue through August 4, 2022, by dialing 877-344-7529 and entering the confirmation code 7606055.

The live broadcast of H&E Equipment Services' quarterly conference call will be available online at www.he-equipment.com on July 28, 2022, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies including branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest, and Mid-Atlantic regions.

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H&E Equipment Services Reports Second Quarter 2022 Results

July 28, 2022

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve (including as a result of current uncertainty due to COVID-19 and inflation); (4) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19) and their effect on construction spending and the economy in general; (5) trends in oil and natural gas could adversely affect the demand for our services and products; (6) relationships with equipment suppliers; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (15) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Second Quarter 2022 Results

July 28, 2022

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Equipment rentals	$227,577	$175,611	$426,802	$328,830
Used equipment sales	18,833	35,821	40,359	74,675
New equipment sales	21,486	27,633	47,522	50,806
Parts sales	16,172	16,880	32,231	32,436
Services revenues	8,889	8,059	17,023	16,070
Other	1,714	1,673	3,184	3,292
Total revenues	294,671	265,677	567,121	506,109
Cost of revenues:
Rental depreciation	62,288	56,513	122,309	109,966
Rental expense	30,815	27,509	59,574	52,574
Rental other	23,873	18,390	44,786	34,884
	116,976	102,412	226,669	197,424
Used equipment sales	9,871	22,683	22,419	49,043
New equipment sales	18,271	24,231	40,600	44,630
Parts sales	11,832	12,353	23,536	23,506
Services revenues	3,143	2,578	5,957	5,193
Other	2,244	1,600	4,026	3,081
Total cost of revenues	162,337	165,857	323,207	322,877
Gross profit	132,334	99,820	243,914	183,232
Selling, general and administrative expenses	82,664	70,711	160,942	138,856
Merger and other	—	6	—	106
Gain on sales of property and equipment, net	996	631	2,382	785
Income from operations	50,666	29,734	85,354	45,055
Other income (expense):
Interest expense	(13,500)	(13,425)	(26,947)	(26,868)
Other, net	893	750	1,773	1,411
Total other expense, net	(12,607)	(12,675)	(25,174)	(25,457)
Income before provision for income taxes	38,059	17,059	60,180	19,598
Provision for income taxes	10,189	4,808	16,014	5,492
Net income from continuing operations	$27,870	$12,251	$44,166	$14,106

Discontinued Operations:
Income (loss) from discontinued operations before provision (benefit) for income taxes	$(2,049)	$4,683	$(2,049)	$7,835
Provision (benefit) for income taxes	(525)	1,168	(525)	2,024
Net income (loss) from discontinued operations	$(1,524)	$3,515	$(1,524)	$5,811

Net income	$26,346	$15,766	$42,642	$19,917

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H&E Equipment Services Reports Second Quarter 2022 Results

July 28, 2022

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income from continuing operations per common share:
Basic	$0.77	$0.34	$1.21	$0.39
Diluted	$0.76	$0.34	$1.21	$0.39
Net income (loss) from discontinued operations per common share:
Basic	$(0.04)	$0.10	$(0.04)	$0.16
Diluted	$(0.04)	$0.10	$(0.04)	$0.16
Net income per common share:
Basic	$0.72	$0.44	$1.17	$0.55
Diluted	$0.72	$0.43	$1.17	$0.55
Weighted average common shares outstanding:
Basic	36,382	36,216	36,373	36,200
Diluted	36,541	36,437	36,540	36,412
Dividends declared per common share outstanding	$0.275	$0.275	$0.550	$0.550

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30, 2022	December 31, 2021
Cash	$278,831	$357,296
Rental equipment, net	1,190,778	1,116,456
Total assets	2,172,422	2,080,447
Total debt (1)	1,251,626	1,250,000
Total liabilities	1,843,567	1,777,065
Stockholders' equity	328,855	303,382
Total liabilities and stockholders' equity	$2,172,422	$2,080,447

(1)
Total debt consists of the aggregate amounts on the senior unsecured notes and finance lease obligations.

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H&E Equipment Services Reports Second Quarter 2022 Results

July 28, 2022

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net Income	$26,346	$15,766	$42,642	$19,917
Net income (loss) from discontinued operations	(1,524)	3,515	(1,524)	5,811
Net Income from continuing operations	27,870	12,251	44,166	14,106
Interest Expense	13,500	13,425	26,947	26,868
Provision for income taxes	10,189	4,808	16,014	5,492
Depreciation	69,336	63,115	136,214	122,965
Amortization of intangibles	992	992	1,985	1,985

EBITDA from continuing operations	$121,887	$94,591	$225,326	$171,416
Merger and other	—	6	—	106
Adjusted EBITDA from continuing operations	$121,887	$94,597	$225,326	$171,522

Net income (loss) from discontinued operations	$(1,524)	$3,515	$(1,524)	$5,811
Provision (benefit) for income taxes	(525)	1,168	(525)	2,024
Loss on sale of discontinued operations	1,917	—	1,917	—
Depreciation	—	2,359	—	4,803

EBITDA from discontinued operations	$(132)	$7,042	$(132)	$12,638
Merger and other	132	674	132	1,311
Adjusted EBITDA from discontinued operations	$—	$7,716	$—	$13,949

Adjusted EBITDA	$121,887	$102,313	$225,326	$185,471

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H&E Equipment Services Reports Second Quarter 2022 Results

July 28, 2022

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
RENTAL
Equipment rentals (1)	$201,243	$157,211	$378,425	$294,357
Rental other	26,334	18,400	48,377	34,473
Total equipment rentals	227,577	175,611	426,802	328,830

RENTAL COST OF SALES
Rental depreciation	62,288	56,513	122,309	109,966
Rental expense	30,815	27,509	59,574	52,574
Rental other	23,873	18,390	44,786	34,884
Total rental cost of sales	116,976	102,412	226,669	197,424

RENTAL REVENUES GROSS PROFIT (LOSS)
Equipment rentals	108,140	73,189	196,542	131,817
Rentals other	2,461	10	3,591	(411)
Total rental revenues gross profit	$110,601	$73,199	$200,133	$131,406

RENTAL REVENUES GROSS MARGIN
Equipment rentals	53.7%	46.6%	51.9%	44.8%
Rentals other	9.3%	0.1%	7.4%	-1.2%
Total rental revenues gross margin	48.6%	41.7%	46.9%	40.0%

(1)
Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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